Exhibit 10.9.1

POSITIVE ENERGY, INC.

1911 Fort Myer Drive, Suite 702, Arlington, VA 22209

June 10, 2008

Mr. Jeremy Kirsch

28 Yarmouth St. Apt #4

Boston, MA 02116

Dear Jeremy:

Positive Energy, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below (the “Agreement”).

1. Position. You will start in a full-time position as Vice President of Sales and Business Development and you will report to the Company’s Chief Executive Officer (“CEO”). In such role, you will be a member of the senior management team working closely with the CEO, President, and other members of the senior management team on the strategic direction of the Company. By signing this Agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Cash and Incentive Compensation.

a. Salary. You will be paid a starting salary at the rate of $23,660 annually, payable in equal bi-weekly installments pursuant to the Company’s regular payroll policy for employees of the Company. The Company will review your base salary in January 2009. Provided that your performance has been satisfactory through the date of the base salary review, and to the extent business circumstances permit, the Company will increase your base salary at that time (the Company presently expects that any such increase would be to approximately $150,000 annually). Furthermore, by January 2010, the Company will review your base salary again. Provided that your performance has been satisfactory through the date of this second salary review, and to the extent business circumstances permit, the Company will again increase your base salary at that time. The Company agrees to provide a mutually acceptable base salary. Notwithstanding the foregoing, this provision does not alter the at-will nature of your employment with the Company (as set forth herein).

b. Relocation. In order to assist you to move yourself and your household from Boston, Massachusetts to the Washington, DC-area, the Company will reimburse you up to an amount that will not exceed $3,000 to cover your actual relocation expenses incurred (the “Relocation Payment”). The Relocation Payment shall be made to you net of all applicable withholding taxes and other applicable deductions in accordance with the Company’s standard payroll practices. In addition to the Relocation Payment, the Company shall reimburse you for the reasonable expenses incurred in connection with you commuting from Boston, MA to the Washington, DC area, as needed, until the earlier of: (i) one year from the date you commence employment with the Company; or (ii) the date or your relocation to the Washington DC area.

c. Stock Options. Subject to the approval of the Company’s Board of Directors (the “Board”) or the Company’s Compensation Committee, the Company shall grant you a stock option covering 546,000 shares of the Company’s common stock (the “Option”), which represents approximately 4% of the Company’s outstanding shares as of June 14, 2008. The Option shall be granted as soon as reasonable after the date you commence full-time employment. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Board in good faith compliance with applicable guidance in order to avoid having the Option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock. The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of your Continuous Service Status (as defined in the Company’s 2007 Stock Plan (the “Plan”)) to the Company. The shares underlying the Option shall vest and become exercisable at the rate of: (i) 12.5% of the total number of shares underlying the Option after the first 6 months of your Continuous Service Status; (ii) 21.875% of the total number of shares underlying the Option after the first 12 months of your Continuous Service Status and (iii) the remaining shares underlying the Option in equal monthly installments over the following three years of your Continuous Service Status. Notwithstanding the above, if the Company experiences a Corporate Transaction that constitutes a Triggering Event (as those terms are defined in the Plan) during your Continuous Service Status, and (A) terminates your employment for any reason other than Cause (as defined in the Plan), death or Disability (as defined in the Plan) at any time following the consummation of the Corporate Transaction, you will vest effective as of and contingent upon your termination in the lesser of: (i) the number of remaining unvested shares subject to the Option as of the date of your termination; or (ii) 50% of the total number of shares subject to the Option; or (B) the successor corporation does not assume or substitute an equivalent option or right for your Option in connection with the Triggering Event, you will vest, effective as of and contingent upon the Triggering Event, in the lesser of: (i) the number of remaining unvested shares subject to the Option as of the date of the Triggering Event or (ii) 25% of the total number of shares subject to the Option. The Option will be an incentive stock option to the maximum extent allowed by the tax code and shall be subject to the other terms and conditions set forth in the Plan and in the Company’s standard form of stock option agreement.

d. Bonus. For every six-month period of your employment July through December and January through June (each a “Performance Period”) beginning on July 15, 2008, you will be eligible to receive a bonus of up to $20,000, less all applicable withholdings, for achieving certain performance goals (the “Performance Bonus”). Within the first thirty (30) days of each Performance Period, a measurable set of goals will be agreed upon in writing by you and the CEO of the Company. Your achievement of those goals will be evaluated in the discretion of the CEO, and the CEO’s determinations with respect to the Performance Bonus (including, for example, whether it should be pro-rated for incomplete achievement of the goals or should exceed the amount set forth herein due to exceptional performance or business circumstances) shall be final and binding. The Performance Bonus amount shall be determined and considered earned within thirty (30) days of the close of each Performance Period and paid within fifteen (15) days from the date when it is determined. You shall not earn a Performance Bonus unless you are employed by the Company through the end of the relevant Performance Period. The Company will also review your Performance Bonus target amount annually. The first review will take place no later than January 2010. Provided that your performance has been satisfactory through the date of this bonus review, and to the extent business circumstances permit, the Company will increase your target bonus at that time.

3. Vacation/PTO and Employee Benefits. During your employment, you shall be eligible to accrue up to 15 days of paid vacation / paid time off, pro-rated for the remainder of this calendar year, in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time. During your employment, you shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

6. Termination.

a. Employment at Will. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s CEO.

b. Rights Upon Termination. Except as expressly provided in Section 7, upon the termination of your employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

7. Termination Benefits.

a. General Release. Any other provision of this Agreement notwithstanding, subsection b. below and the potential vesting acceleration provided in Section 2.c. above shall not apply unless and until (i) you have executed (and do not revoke) a full and complete general release of all claims in a form provided by the Company without alteration and (ii) you have returned all Company property, in each case within thirty (30) days of your termination.

b. Severance Pay. If, during the term of this Agreement and following the consummation of a Corporate Transaction that constitutes a Triggering Event, the Company terminates your employment for any reason other than Cause (as defined in Paragraph 2(h) of the Company’s 2007 Stock Plan), death or Disability or you resign for Good Reason (as defined below), then, in addition to the amounts payable in accordance with Section 6.b, the Company shall pay you severance pay at a rate equal to your base salary in effect at the time of termination of your employment up to a total of $50,000 following the termination of your employment. Such severance pay shall be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates and shall be subject to all applicable withholdings; provided however, that if you have not received up to a total of $50,000, less all applicable withholdings, on the six (6) month anniversary of your termination, any remaining amounts due to you will be paid on such date in a lump-sum payment, subject to all applicable withholdings. Notwithstanding anything stated herein to the contrary, the severance provided in connection with your termination under this section is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii); provided that, to the extent that such severance and any other payments paid to you in connection with your involuntary separation from service does not qualify or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-l(b)(9)(iii)(A) or any similar limit promulgated by Treasury or the IRS, the portion of the severance that does not qualify or otherwise exceeds such limit, as determined by the Company in its sole discretion, shall be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your termination date occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which your termination date occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

c. Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean your voluntary resignation after the occurrence of one of the following conditions without your prior written consent: (i) a material diminution in your base salary; (ii) a material change in geographic location at which you must perform services (a change in location will be considered material if it increases your one-way commute by more than fifty (50) miles); (iii) any action or inaction of the Company that constitutes a material breach of the terms of this Agreement; or (iv) any other material adverse change in your duties, authorities or responsibilities, in each case, only if you provide notice to the Company of the existence of the applicable condition described herein within 90 days of the initial existence of the condition, the Company fails to remedy the condition within 30 days thereafter, and within the 30 day period immediately following such failure to remedy, you elect to terminate your employment. The parties intend that this trigger qualify as an involuntary separation from service trigger under Treasury Regulation Section 1.409A-l(n)(2).

8. Non-Solicitation. While employed at the Company and for a period of two (2) years after the termination, for any reason, of your services as an employee to the Company, you shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) any employees, consultants, or customers as set forth in the Confidential Information and Invention Assignment Agreement, Exhibit A to this Agreement.

9. Non-Competition. While employed at the Company and for a period of one (1) year after the termination, for any reason, of your services as an employee to the Company, you shall not, whether alone or as an individual proprietor, partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly, engage in any business activity in any geographic region or locality in which the Company has existing customers or has actively marketed its services within six months of the date of your departure that (i) competes, directly with any business conducted by the Company, nor (ii) otherwise assist such company or other commercial enterprise in engaging in such business activity. You acknowledge and agree that the Company will have the right to seek enforcement of this provision as well as the provisions in Paragraph 8, including injunctive relief, in a court of competent jurisdiction in the State of Virginia.

10. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes.

12. Miscellaneous Provisions.

a. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

b. Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

c. Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

d. Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Virginia without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

e. No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

f. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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If you wish to accept this offer, please sign and date both the enclosed duplicate original of this Agreement and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on June 30, 2008.

We look forward to having you join us on no later than July 14, 2008.

Very truly yours,

Daniel Yates, CEO
POSITIVE ENERGY, INC.

I have read and accept this employment offer:

Signature of Jeremy Kirsch

Dated:

Attachment

Exhibit A:	Confidential Information and Invention Assignment Agreement